Exhibit 99.1

Amy Chasen
Monica Chang
Ilene Drucker
(212) 282 – 5320

AVON REPORTS THIRD-QUARTER 2011 RESULTS

Third-Quarter Revenue Up 6% Year over Year (Up 1% in Constant Dollars)
Active Representatives Flat and Units Down 5%

Beauty Sales Up 8% (Up 3% in Constant Dollars)

Third-Quarter EPS from Continuing Ops of $0.38, Flat versus Prior Year,
Adjusted[1] EPS from Continuing Ops of $0.38 versus $0.41 in the Prior Year

NEW YORK, N.Y., October 27, 2011 - Avon Products, Inc. (NYSE:AVP) today reported third-quarter 2011 total revenue of $2.8 billion, 6% higher than that of third-quarter 2010. Constant-dollar sales rose 1% in the third quarter as foreign exchange contributed 5% to growth. Total units declined 5%, while price/mix rose 6% during the quarter. Active Representatives were flat in the quarter.

Income from continuing operations in the third quarter of 2011 was $165 million, or $0.38 per diluted share, compared with $167 million, or $0.38 per diluted share, in the year-ago quarter. Adjusted income from continuing operations was $168 million, or

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$0.38 per diluted share, compared with $178 million, or $0.41 per diluted share, in the year-ago third quarter.

“The results of the quarter reflect a challenging ERP implementation in Brazil which caused greater disruptions than we anticipated. This significantly impacted our top and bottom line results. In addition, consumer uncertainty amidst a volatile macroeconomic environment across several of our markets further pressured revenue growth. Given the current operating environment, the company no longer expects to achieve the stated targets of mid-single digit revenue growth and 50 to 70 basis points of operating margin improvement in 2011. In light of the changing landscape, we are assessing our long-range business plan and are targeting an operational and financial update at an investor meeting in the first quarter of 2012," said Andrea Jung, Avon's Chairman and Chief Executive Officer.

Avon's Beauty sales increased 8% year over year, with gains in all categories; fragrance, color, personal care, and skincare grew 12%, 9%, 6%, and 2%, respectively. Constant-dollar growth of 3% in Beauty was driven by gains of 9% in fragrance, 4% in color, and 2% in personal care. Skincare was down 3% in constant dollars in the quarter.

Third-quarter 2011 gross margin of 63.9% was 40 basis points lower than the prior-year quarter. On an adjusted basis, it declined by 60 basis points as the negative impact of rising product costs was partially offset by pricing benefits and favorable foreign currency.

Selling, general and administrative expense in the quarter declined as a percent of revenue by 60 basis points versus third-quarter 2010, and declined 50 basis points on an adjusted basis. The company continues to rebalance spending between

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Representative Value Proposition (“RVP”) and advertising. In addition, lower expense associated with employee incentive compensation plans was a benefit in the quarter.

As planned, lower advertising was largely offset by a higher investment in RVP during the third quarter of 2011. Within this rebalancing, advertising was $76 million for the quarter, down 34% or $39 million from a year ago. Avon invested an incremental $34 million in RVP in the third quarter of 2011 in Sales Leadership and higher incentives.

Third-quarter 2011 costs associated with the company's 2005 and 2009 restructuring programs were $5 million pre-tax, or $0.01 per share after-tax, compared with $7 million pre-tax, or $0.01 per share after-tax, in the prior-year period.

Third-quarter 2011 operating profit of $279 million was up 7% compared with the year-ago quarter, and operating margin was 10.1%, up 20 basis points year over year. Adjusted operating profit was up 4%, and adjusted operating margin was 10.3%, down 20 basis points from a year ago due to a sharp decline in Brazil.

Third-quarter 2011's effective tax rate was 31.5%, compared with 29.2% in the year-ago quarter. Excluding the impact of Venezuelan special items and restructuring costs, the third-quarter 2010 tax rate was 28.8%. The third-quarter 2010 tax rate included greater benefits from audit settlements.

Net cash provided by operating activities was $234 million for the nine months ended September 30, 2011, compared with $312 million in the same period of 2010. Higher net income was more than offset by lower accounts payable, higher pension contributions, and payout of a long-term incentive compensation plan. At quarter end, Avon's net debt (total debt less cash) was $2.3 billion, up $306 million from the year-end level.

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Third-Quarter Regional Results

Latin America's third-quarter 2011 revenue was up 11% year over year, or up 6% in constant dollars, as the region's results were pressured by disruptions in Brazil associated with the Enterprise Resource Planning (“ERP”) implementation. Brazil was up 5%, or down 3% in constant dollars. Strong growth continued in other large markets within Latin America. Mexico was up 17%, or 12% in constant dollars, driven by balanced growth in Active Representatives and average order. Venezuela was up 22% on both a reported and constant-dollar basis. The region's Active Representatives grew 3% and units sold were down 4%. Third-quarter operating profit was down 10%. Operating margin was 12.6%, or down 280 basis points from the third quarter of 2010. On an adjusted basis, Latin America's third-quarter operating profit was down 15% and the operating margin was 12.4%, down 380 basis points from a year ago. The decline in operating margin was due to a sharp decline in Brazil, driven by business disruptions and resulting investments in that market.

Third-quarter revenue in North America was down 7% year over year, or down 8% in constant dollars. As we exited the quarter, the region started to see positive average order growth from recent product portfolio enhancements of giftables and smart value offerings. Silpada Designs, Inc. ("Silpada") favorably impacted revenue by 3 points due to the inclusion of one additional month in the quarter versus last year. Active Representatives were down 9% and units sold declined 8% compared with a year ago. North America's third-quarter operating profit was down 85%. Operating margin was 0.9%, down 480 basis points versus last year's quarter. Adjusted operating profit was down 72%, with an adjusted operating margin of 1.9%, down 450 basis points, reflecting fixed overhead costs with lower revenues as well as lower gross margin driven by higher commodity costs. Silpada had an unfavorable impact of 60 basis points to

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adjusted operating margin in the quarter for the additional month due to the timing of the national sales conference.

In Central & Eastern Europe, third-quarter revenue was up 7% year over year, or flat in constant dollars. Benefits from improving trends in Active Representative growth were offset by weaker average order partly due to the increasingly challenging macroeconomic backdrop in the region. Russia was up 4% on a reported basis and down 2% in constant dollars. The region's Active Representatives were up 1% and units sold were down 4% in the quarter. Operating profit was up 11% versus the 2010 quarter. The region's operating margin was 16.7%, up 60 basis points versus the prior-year quarter. Third-quarter 2011 adjusted operating profit was up 13%. Adjusted operating margin was 17.2%, up 100 basis points, helped by lower advertising which was partially offset by higher commodity costs.

Western Europe, Middle East & Africa's third-quarter revenue increased 9% versus the prior-year quarter, or up 6% in constant dollars, with a significant benefit from a Value Added Tax (“VAT”) settlement in the U.K. The region's results were pressured by weak macroeconomic conditions and lower average order. U.K. revenue was up 9%, or up 5% in constant dollars, solely due to the VAT settlement which added 14 points to growth. Turkey declined 6%, or up 7% in constant dollars. South Africa rose 29%, or 23% in constant dollars. The region's Active Representatives grew 3% year over year and units sold declined 1%. Operating profit was up 51% versus the prior-year quarter. Operating margin was 13.9%, up 380 basis points from the prior-year quarter. Third-quarter 2011 adjusted operating profit was up 55% with an adjusted operating margin of 14.2%, up 420 basis points, due to the favorable impact of the revenue associated with the VAT settlement which was only partially offset by higher commodity costs.

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Asia Pacific's third-quarter revenue was up 1% year over year, or down 7% in constant dollars. Revenue in the Philippines was up 2%, or down 4% in constant dollars. China declined 6%, or 11% in constant dollars. The region's Active Representatives declined 6% and units sold decreased by 9%. Operating profit was up 17% versus the 2010 quarter. The region's operating margin was 8.9%, up 120 basis points. China reported a modest operating profit compared with a loss for the same period last year. The region's adjusted operating profit was up 22% versus the 2010 quarter with an adjusted operating margin of 8.9%, up 160 basis points from a year ago, due to lower advertising costs and favorable foreign exchange.

Avon will conduct a conference call at 10:00 A.M. today to discuss the quarter results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 16319785). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Avon will be filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 today. Please refer to the Form 10-Q for additional information on Avon's results for the quarter.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world's largest direct seller, Avon markets to women in more than 100 countries through approximately 6.5 million active independent Avon Sales Representatives. Avon's product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

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Footnote

[1]
“Adjusted” items refer to financial results presented in accordance with US GAAP that have been adjusted to exclude the impact of Venezuelan special items and restructuring costs, as described below, under “Non-GAAP Financial Measures.”

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non-GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives and 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency (“Venezuelan special items”). The Company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 2.15 and the revised official exchange rate of 4.30.
CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•
our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies;

•
our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

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•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including enhancing our Sales Leadership model and optimizing our product portfolio;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	our ability to effectively manage inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets, such as Brazil or Russia;

•
our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•
the challenges to our acquired Silpada business, including the effect of rising silver prices, macro-economic pressures, competition, and the impact of declines in expected future cash flows and growth rates, or a change in the discount rate used to determine the fair value of expected future cash flows, which may impact the recoverability of the recorded goodwill and intangible assets;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•
our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct-selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing internal investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•
information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large-scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs, Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

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•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of
Representatives;

•	our ratings, our access to cash and financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.
Additional information identifying such factors is contained in Item 1A of our 2010 Form 10-K for the year ended December 31, 2010. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended September 30		Percent Change	Nine Months Ended September 30		Percent Change
	2011	2010		2011	2010
Net sales	$2,706.7	$2,580.1	5%	$8,114.1	$7,593.5	7%
Other revenue	55.7	32.3		133.8	93.7
Total revenue	2,762.4	2,612.4	6%	8,247.9	7,687.2	7%
Cost of sales	998.3	933.0		2,966.1	2,829.8
Selling, general and administrative expenses	1,485.5	1,420.1		4,440.1	4,140.2
Operating profit	278.6	259.3	7%	841.7	717.2	17%
Interest expense	22.9	21.2		69.5	63.3
Interest income	(4.6)	(1.7)		(13.3)	(10.0)
Other expense, net	19.0	3.7		25.6	52.4
Total other expenses	37.3	23.2		81.8	105.7
Income from continuing operations, before tax	241.3	236.1	2%	759.9	611.5	24%
Income taxes	(76.1)	(68.9)		(233.8)	(236.6)
Income from continuing operations, net of tax	165.2	167.2	(1)%	526.1	374.9	40%
Discontinued operations, net of tax	—	0.3		(8.6)	5.1
Net Income	165.2	167.5		517.5	380.0
Net income attributable to noncontrolling interest	(1.0)	(0.8)		(3.5)	(3.2)
Net income attributable to Avon	$164.2	$166.7	(1)%	$514.0	$376.8	36%
Earnings per share:
Basic
Basic EPS from continuing operations	$.38	$.38	—%	$1.20	$.86	40%
Basic EPS from discontinued operations	$—	$—		$(.02)	$.01
Basic EPS attributable to Avon	$.38	$.39	(3)%	$1.18	$.87	36%
Diluted
Diluted EPS from continuing operations	$.38	$.38	—%	$1.20	$.86	40%
Diluted EPS from discontinued operations	$—	$—		$(.02)	$.01
Diluted EPS attributable to Avon	$.38	$.38	—%	$1.18	$.87	36%

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30	December 31
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$988.2	$1,179.9
Accounts receivable, net	783.2	826.3
Inventories	1,361.2	1,152.9
Prepaid expenses and other	1,008.6	1,025.2
Total current assets	4,141.2	4,184.3
Property, plant and equipment, at cost	2,706.1	2,750.9
Less accumulated depreciation	(1,139.1)	(1,123.5)
Property, plant and equipment, net	1,567.0	1,627.4
Goodwill	674.1	675.1
Other intangible assets, net	351.1	368.3
Other assets	1,146.0	1,018.6
Total assets	$7,879.4	$7,873.7
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$785.7	$727.6
Accounts payable	808.0	809.8
Accrued compensation	217.8	293.2
Other accrued liabilities	729.0	771.6
Sales and taxes other than income	202.8	207.6
Income taxes	128.7	146.5
Total current liabilities	2,872.0	2,956.3
Long-term debt	2,464.8	2,408.6
Employee benefit plans	476.0	561.3
Long-term income taxes	83.8	128.9
Other liabilities	139.1	146.0
Total liabilities	$6,035.7	$6,201.1
Shareholders’ Equity
Common stock	$187.3	$186.6
Additional paid-in-capital	2,075.9	2,024.2
Retained earnings	4,825.7	4,610.8
Accumulated other comprehensive loss	(694.1)	(605.8)
Treasury stock, at cost	(4,565.5)	(4,559.3)
Total Avon shareholders’ equity	1,829.3	1,656.5
Noncontrolling Interest	14.4	16.1
Total shareholders’ equity	$1,843.7	$1,672.6
Total liabilities and shareholders’ equity	$7,879.4	$7,873.7

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended September 30
	2011	2010
Cash Flows from Operating Activities
Income from continuing operations, net of tax	$526.1	$374.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173.7	136.5
Provision for doubtful accounts	187.0	160.7
Provision for obsolescence	79.0	76.2
Share-based compensation	33.8	46.2
Deferred income taxes	(94.4)	(54.6)
Charge for Venezuelan monetary assets and liabilities	—	46.1
Other	54.8	32.7
Changes in assets and liabilities:
Accounts receivable	(178.8)	(183.0)
Inventories	(338.1)	(318.7)
Prepaid expenses and other	4.3	(40.5)
Accounts payable and accrued liabilities	(68.7)	146.0
Income and other taxes	(30.0)	(96.7)
Noncurrent assets and liabilities	(114.5)	(14.3)
Net cash provided by operating activities of continuing operations	234.2	311.5
Cash Flows from Investing Activities
Capital expenditures	(197.4)	(216.7)
Disposal of assets	11.7	11.7
Purchases of investments	(28.6)	(1.6)
Proceeds from sale of investments	33.6	9.6
Acquisitions and other investing activities	—	(795.2)
Net cash used by investing activities of continuing operations	(180.7)	(992.2)
Cash Flows from Financing Activities
Cash dividends	(302.2)	(287.5)
Debt, net (maturities of three months or less)	566.1	529.3
Proceeds from debt	62.8	5.5
Repayment of debt	(580.6)	(18.4)
Proceeds from exercise of stock options	15.9	18.7
Excess tax benefit realized from share-based compensation	1.7	2.8
Repurchase of common stock	(6.8)	(11.3)
Net cash (used) provided by financing activities of continuing operations	(243.1)	239.1
Cash provided by operating activities - Disc Ops	—	10.9
Cash used by investing activities - Disc Ops	(1.2)	(0.3)
Cash used by financing activities - Disc Ops	—	(0.2)
Net cash (used) provided by Discontinued Operations	(1.2)	10.4
Effect of exchange rate changes on cash and equivalents	(0.9)	(38.9)
Net change in cash and equivalents	(191.7)	(470.1)
Cash and equivalents at beginning of year (1)	$1,179.9	$1,311.6
Cash and equivalents at end of period (2)	$988.2	$841.5

(1)	Includes cash and cash equivalents of discontinued operations of $13.5M at January 1, 2010.

(2)	Includes cash and cash equivalents of discontinued operations of $15.5M at September 30, 2010.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED 09/30/11
REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 3Q10	% var. vs 3Q10	% var. vs 3Q10	% var. vs 3Q10	% var. vs 3Q10	% var. vs 3Q10
Latin America	$1,340.2	11%	6%	(4)%	10%	3%	3%
North America	492.9	(7)	(8)	(8)	—	(9)	1
Central & Eastern Europe	332.3	7	—	(4)	4	1	(1)
Western Europe, Middle East & Africa	363.2	9	6	(1)	7	3	3
Asia Pacific	233.8	1	(7)	(9)	2	(6)	(1)
Total from operations	2,762.4	6	1	(5)	6	—	1
Global and other	—	—	—	—	—	—	—
Total	$2,762.4	6%	1%	(5)%	6%	—%	1%

	2011 GAAP Operating Profit US$	% var. vs 3Q10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2010 Non-GAAP Operating Margin (1)
Latin America	$168.2	(10)%	12.6%	$166.1	$195.6	12.4%	16.2%
North America	4.4	(85)	0.9	9.4	33.9	1.9	6.4
Central & Eastern Europe	55.4	11	16.7	57.2	50.5	17.2	16.2
Western Europe, Middle East & Africa	50.4	51	13.9	51.4	33.1	14.2	10.0
Asia Pacific	20.8	17	8.9	20.7	16.9	8.9	7.3
Total from operations	299.2	(6)	10.8	304.8	330.0	11.0	12.6
Global and other	(20.6)	65	—	(21.6)	(56.8)	—	—
Total	$278.6	7%	10.1%	$283.2	$273.2	10.3%	10.5%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 3Q10	% var. vs 3Q10
Beauty (color cosmetics/fragrances/skincare/personal care)	$2,006.8	8%	3%
Fashion (jewelry/watches/apparel/footwear/accessories/childrens)	454.6	(4)	(7)
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition)	245.3	(1)	(5)
Net sales	$2,706.7	5%	1%
Other revenue	55.7	72	68
Total revenue	$2,762.4	6%	1%

NINE MONTHS ENDED 09/30/11
REGIONAL RESULTS

$ in Millions	Total Revenue US$		C$	Units	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 9M10	% var. vs 9M10	% var. vs 9M10	% var. vs 9M10	% var. vs 9M10	% var. vs 9M10
Latin America	$3,819.8	15%	9%	1%	8%	3%	6%
North America	1,513.6	(5)	(6)	(13)	7	(8)	2
Central & Eastern Europe	1,119.2	4	(1)	(2)	1	(1)	—
Western Europe, Middle East & Africa	1,107.8	13	8	3	5	7	1
Asia Pacific	687.5	(3)	(10)	(10)	—	(12)	2
Total from operations	8,247.9	7	2	(3)	5	—	2
Global and other	—	—	—	—	—	—	—
Total	$8,247.9	7%	2%	(3)%	5%	—%	2%

	2011 GAAP Operating Profit US$	% var. vs 9M10	2011 GAAP Operating Margin US$	2011 Non-GAAP Operating Profit US$ (1)	2010 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Margin (1)	2010 Non-GAAP Operating Margin (1)
Latin America	$502.3	21%	13.1%	$499.0	$501.4	13.1%	15.1%
North America	57.0	(48)	3.8	81.7	127.3	5.4	8.0
Central & Eastern Europe	205.7	4	18.4	206.5	201.3	18.5	18.7
Western Europe, Middle East & Africa	136.1	18	12.3	139.0	111.5	12.5	11.3
Asia Pacific	57.3	12	8.3	56.7	49.2	8.2	6.9
Total from operations	958.4	8	11.6	982.9	990.7	11.9	12.9
Global and other	(116.7)	32	—	(109.9)	(171.5)	—	—
Total	$841.7	17%	10.2%	$873.0	$819.2	10.6%	10.7%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 9M10	% var. vs 9M10
Beauty (color cosmetics/fragrances/skincare/personal care)	$5,920.9	8%	3%
Fashion (jewelry/watches/apparel/footwear/accessories/childrens)	1,453.7	5	1
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition)	739.5	2	(3)
Net sales	$8,114.1	7%	2%
Other revenue	133.8	43	39
Total revenue	$8,247.9	7%	2%

(1)
For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures in this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 09/30/11
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$998.3	$3.5		$994.8
Selling, general and administrative expenses	1,485.5	1.1		1,484.4
Operating profit	278.6	4.6		283.2
Income from continuing operations before taxes	241.3	4.6		245.9
Income taxes	(76.1)	(1.4)		(77.5)
Income from continuing operations	$165.2	$3.2		$168.4

Diluted EPS from continuing operations	0.38	0.01	(0.01)	0.38

Gross margin	63.9%	0.1		64.0%
SG&A as a % of Revenues	53.8%	—	(0.1)	53.7%
Operating margin	10.1%	0.2		10.3%
Effective tax rate	31.5%	—		31.5%

SEGMENT OPERATING PROFIT
Latin America	$168.2	$(2.1)		$166.1
North America	4.4	5.0		9.4
Central & Eastern Europe	55.4	1.8		57.2
Western Europe, Middle East & Africa	50.4	1.0		51.4
Asia Pacific	20.8	(0.1)		20.7
Global and other	(20.6)	(1.0)		(21.6)
Total	$278.6	$4.6		$283.2

SEGMENT OPERATING MARGIN
Latin America	12.6%	(0.2)		12.4%
North America	0.9%	1.0		1.9%
Central & Eastern Europe	16.7%	0.5		17.2%
Western Europe, Middle East & Africa	13.9%	0.3		14.2%
Asia Pacific	8.9%	—		8.9%
Global and other	—	—		—
Total	10.1%	0.2		10.3%

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	NINE MONTHS ENDED 09/30/11
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$2,966.1	$8.2		$2,957.9
Selling, general and administrative expenses	4,440.1	23.1		4,417.0
Operating profit	841.7	31.3		873.0
Income from continuing operations before taxes	759.9	31.3		791.2
Income taxes	(233.8)	(11.1)		(244.9)
Income from continuing operations	$526.1	$20.2		$546.3

Diluted EPS from continuing operations	1.20	0.05		1.25

Gross margin	64.0%	0.1		64.1%
SG&A as a % of Revenues	53.8%	(0.3)	0.1	53.6%
Operating margin	10.2%	0.4		10.6%
Effective tax rate	30.8%	0.2		31.0%

SEGMENT OPERATING PROFIT
Latin America	$502.3	$(3.3)		$499.0
North America	57.0	24.7		81.7
Central & Eastern Europe	205.7	0.8		206.5
Western Europe, Middle East & Africa	136.1	2.9		139.0
Asia Pacific	57.3	(0.6)		56.7
Global and other	(116.7)	6.8		(109.9)
Total	$841.7	$31.3		$873.0

SEGMENT OPERATING MARGIN
Latin America	13.1%	(0.1)	0.1	13.1%
North America	3.8%	1.6		5.4%
Central & Eastern Europe	18.4%	0.1		18.5%
Western Europe, Middle East & Africa	12.3%	0.3	(0.1)	12.5%
Asia Pacific	8.3%	(0.1)		8.2%
Global and other	—	—		—
Total	10.2%	0.4		10.6%

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 09/30/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$933.0	$2.2	$7.0		$923.8
Selling, general and administrative expenses	1,420.1	4.7	—		1,415.4
Operating profit	259.3	6.9	7.0		273.2
Income from continuing operations before taxes	236.1	6.9	7.0		250.0
Income taxes	(68.9)	(3.0)	—		(71.9)
Income from continuing operations	$167.2	$3.9	$7.0		$178.1

Diluted EPS from continuing operations	0.38	0.01	0.02		0.41

Gross margin	64.3%	0.1	0.3	(0.1)	64.6%
SG&A as a % of Revenues	54.4%	(0.2)	—		54.2%
Operating margin	9.9%	0.3	0.3		10.5%
Effective tax rate	29.2%	0.4	(0.9)	0.1	28.8%

SEGMENT OPERATING PROFIT
Latin America	$186.3	$2.3	$7.0		$195.6
North America	30.1	3.8	—		33.9
Central & Eastern Europe	49.9	0.6	—		50.5
Western Europe, Middle East & Africa	33.4	(0.3)	—		33.1
Asia Pacific	17.8	(0.9)	—		16.9
Global and other	(58.2)	1.4	—		(56.8)
Total	$259.3	$6.9	$7.0		$273.2

SEGMENT OPERATING MARGIN
Latin America	15.4%	0.2	0.6		16.2%
North America	5.7%	0.7	—		6.4%
Central & Eastern Europe	16.1%	0.2	—	(0.1)	16.2%
Western Europe, Middle East & Africa	10.1%	(0.1)	—		10.0%
Asia Pacific	7.7%	(0.4)	—		7.3%
Global and other	—	—	—		—
Total	9.9%	0.3	0.3		10.5%

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)

$ in Millions (except per share data)	NINE MONTHS ENDED 09/30/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)
Cost of Sales	$2,829.8	$6.9	$70.1		$2,752.8
Selling, general and administrative expenses	4,140.2	15.6	9.4		4,115.2
Operating profit	717.2	22.5	79.5		819.2
Income from continuing operations before taxes	611.5	22.5	125.6		759.6
Income taxes	(236.6)	(8.5)	12.7		(232.4)
Income from continuing operations	$374.9	$14.0	$138.3		$527.2

Diluted EPS from continuing operations	0.86	0.03	0.32		1.21

Gross margin	63.2%	0.1	0.9		64.2%
SG&A as a % of Revenues	53.9%	(0.2)	(0.1)	(0.1)	53.5%
Operating margin	9.3%	0.3	1.0	0.1	10.7%
Effective tax rate	38.7%	0.2	(8.4)	0.1	30.6%

SEGMENT OPERATING PROFIT
Latin America	$414.9	$7.0	$79.5		$501.4
North America	110.0	17.3	—		127.3
Central & Eastern Europe	198.1	3.2	—		201.3
Western Europe, Middle East & Africa	115.0	(3.5)	—		111.5
Asia Pacific	51.0	(1.9)	—	0.1	49.2
Global and other	(171.8)	0.4	—	(0.1)	(171.5)
Total	$717.2	$22.5	$79.5		$819.2

SEGMENT OPERATING MARGIN
Latin America	12.5%	0.2	2.4		15.1%
North America	6.9%	1.1	—		8.0%
Central & Eastern Europe	18.4%	0.3	—		18.7%
Western Europe, Middle East & Africa	11.7%	(0.4)	—		11.3%
Asia Pacific	7.2%	(0.3)	—		6.9%
Global and other	—	—	—		—
Total	9.3%	0.3	1.0	0.1	10.7%